UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 22, 2007
(Date of Report)

GAMMACAN INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32835	33-0956433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39 Jerusalem St.
Kiryat Ono 55423 Israel
(Address of principal executive offices)

011 972 3 7382616 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01      Regulation FD Disclosure.

     On May 14, 2007, a representative of the Registrant attended and made a presentation at an analyst and investor conference. During the presentation, the representative of the Registrant disclosed a variety of information, including the information described herein.

      The Registrant has finalized its Phase I and II trial design for VitiGamTM . The Registrant anticipates that these trials will involve approximately 120 patients with Stage III and Stage IV melanoma.

      The Registrant has initiated a pre-clinical program with respect to its proprietary IgG-derived anti-cancer fraction.

      The Registrant has recently filed five patent applications including a patent application covering IgG anti-cancer fractions. The Registrant anticipates submitting a U.S. Orphan Drug Application by the end of May 2007.

Item 8.01      Other Events.

On May 22, 2007, the Board of Directors of the Registrant took the following actions:

Vered Caplan was named to serve as Vice President of Corporate Development of the Registrant. Commencing with this appointment, Ms. Caplan ceased her service as Chief Executive Officer of GammaCan, Ltd., the Registrant’s subsidiary;

Steven Katz was named to serve as the President of the Registrant. Mr. Katz will serve in such capacity as well as continue in the capacity of the Chairman of the Board of Directors of the Registrant;

Chaime Orlev was named to serve as the Treasurer of the Registrant. Mr. Orlev will serve in such capacity as well as continue in the capacity of the Chief Financial Officer and Secretary of the Registrant;

Shmuel Levi and Josef Neuhaus were named to serve as the Audit Committee of the Board of Directors; and

Yair Aloni, Shmuel Levi, and Josef Neuhaus were named to serve as the Compensation Committee of the Board of Directors.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2007

GAMMACAN INTERNATIONAL, INC.

By:	/s/ Patrick NJ Schnegelsberg
Name: Patrick NJ Schnegelsberg
Title: Chief Executive Officer